Exhibit 10.7

April 29, 2011

To: Manchester Securities Corp.

Dear Investor:

Reference is made to that certain Consent and Support Agreement (the “Agreement”), between you and Coronado Biosciences, Inc., a Delaware corporation (“Coronado” or the “Company”). The purpose of this letter agreement (this “Letter Agreement”) is to confirm Coronado’s agreement to extend certain preemptive rights to you and your affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (“the Securities Act”)).

As set forth in the Agreement, the Board (defined below) is currently negotiating with Kopr Resources, Inc., a public “shell” company that is reporting pursuant to the requirements of the Securities Exchange Act of 1934, as amended, with which the Company would enter into a “reverse merger” transaction (the “Merger”). Pursuant to such the Merger, it is currently contemplated that each issued and outstanding share of Common Stock and Preferred Stock of the Company would be automatically exchanged into shares of the shell company’s common and preferred stock, with each class and series of stock retaining rights, preferences and privileges substantially similar to those in effect immediately prior to the Merger. The Company expects that, if such the Merger is consummated, the public “shell” company would adopt and continue implementing the Company’s business plan and that the Company’s board of directors and management would become the initial board of directors and management of the surviving company.

Specifically, Coronado agrees as follows:

A. The rights set forth in paragraph B of this Letter Agreement are offered as consideration for and are effective upon the execution by you of the Agreement. Such rights shall expire upon the earlier to occur of (i) the eighteen-month anniversary of the registration under the Securities Act of the Company’s capital stock held by you in connection with the consummation of the Merger, (ii) upon your (or any of your affiliates’) failure to approve in your capacity as a stockholder of Coronado (either at a special meeting of stockholders or by written consent of the stockholders) the Merger approved by the board of directors of Coronado (the “Board”), provided that the Company is in material compliance with the Agreement, and (iii) receipt by Coronado of written notice from you that you are irrevocably waiving the rights provided herein on behalf of all of your affiliates; provided that, expiration under clause (ii) of this sentence shall be effective on the 15th day following your receipt of a notice from the Company that your rights hereunder are expiring pursuant to clause (ii) of this sentence.

B. You, and your affiliates, shall have the preemptive rights set forth on Annex I to this Letter Agreement.

C. This Letter Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any previous grant of preemptive or similar rights to you or your affiliates by Coronado.

D. This Letter Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of New York, without regard to the conflicts of laws principles thereof.

Sincerely,

CORONADO BIOSCIENCES, INC.

By:	/s/ Gary G. Gemignani

Name:	Gary G. Gemignani

Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Annex I

PREEMPTIVE RIGHTS

1.1 Subsequent Offerings. Subject to applicable securities laws, commencing on the date hereof and ending on the date that is the eighteen months following the registration under the Securities Act of the Company’s capital stock held by you in connection with the consummation of the Merger (the “Term”), each of you and your affiliates that is an “accredited investor” within the meaning of Regulation D under the Securities Act (each an “Investor”) shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 1.4 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of capital stock of the Company which such Investor is deemed to beneficially own immediately prior to the issuance of such Equity Securities, to (b) the total number of shares of the Company’s common stock outstanding (including all shares of common stock issued or issuable upon conversion of the preferred stock or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. Furthermore, the Company hereby agrees that following the Merger it shall not directly or indirectly pay any finders fees, sales commissions or other similar fees in connection with any amounts an Investor invests in Equity Securities pursuant to the rights granted in this Section 1.1. The term “Equity Securities” shall mean (i) any common stock, preferred stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any common stock, preferred stock or other security (including any option to purchase such a convertible security) of the Company, (iii) any security carrying any warrant or right to subscribe to or purchase any common stock, preferred stock or other security of the Company or (iv) any such warrant or right. Notwithstanding anything herein to the contrary, if (A)(1) the Company entered into discussions regarding a sale or issuance of Equity Securities prior to the expiration of the Term or (2) you received a Notice (as defined below) with respect to a sale or issuance of Equity Securities prior to the expiration of the Term, (B) the Company did not complete the sale or issuance of Equity Securities as described in clauses (1) and (2) above, and (C) the Company thereafter completes such sale or issuance described in clauses (1) and/or (2) above within one (1) year following the expiration of the Term, then your rights hereunder shall apply to such sale or issuance of the Equity Securities during that one (1)-year period.

1.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice (the “Notice”) of its intention, describing the Equity Securities, the aggregate amount of Equity Securities that the Company proposes to issue, the price and the terms and conditions upon which the Company proposes to issue the same and the proposed issuance date of such Equity Securities (the “Proposed Issuance Date”). Each Investor shall be entitled to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the Notice by giving written notice to the Company on or prior to the later of (a) the date that is five days prior to the Proposed Issuance Date and (b) 15 days after the date of the Notice, and stating therein the quantity of Equity Securities to be purchased. The Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Notice.

If the Company has not sold such Equity Securities within sixty (60) days after the Notice, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

1.3 Sale Without Notice. In lieu of giving notice to the Investors prior to the issuance of Equity Securities as provided in Section 1.2, the Company may elect to give notice to the Investors within ten (10) days after the issuance of Equity Securities. Such notice shall describe the type, price and terms of the Equity Securities. Each Investor shall have ninety (90) days from the date of receipt of such notice to elect to purchase up to the number of shares that would, if purchased by such Investor, maintain such Investor’s pro rata share (as set forth in Section 1.1) of the Company’s equity securities after giving effect to all such purchases. The closing of such sale shall occur within thirty (30) days after such election by such Investor.

1.4 Excluded Securities. The preemptive rights established by this Annex I shall have no application to any of the following Equity Securities:

(a) shares of common stock and/or options, warrants or other common stock purchase rights and the common stock issued pursuant to such options, warrants or other rights issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Letter Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Letter Agreement, so long as the rights of first refusal established by this Annex I were complied with, waived, or were inapplicable pursuant to any provision of this Section 1.4 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution the principal purpose of which is other than for the raising of capital through the sale of equity securities; provided that the issuance has been approved by the Board; and

(f) any Equity Securities issued in connection with strategic transactions involving the Company and other entities the principal purpose of which is other than for the raising of capital through the sale of equity securities, including, without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board.